Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

19-03

Investors – Kip Rupp, CFA	Media – Lynn Hancock
Quanta Services, Inc.	Ward
(713) 341-7260	(713) 869-0707

QUANTA SERVICES ANNOUNCES QUARTERLY CASH DIVIDEND

HOUSTON – Mar. 22, 2019 – Quanta Services, Inc. (NYSE:PWR) announced today that its Board of Directors has declared a quarterly cash dividend to stockholders of $0.04 per share. The dividend is payable Apr. 19, 2019, to stockholders of record on Apr. 5, 2019.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering comprehensive infrastructure solutions for the electric power, energy and communications industries, including design, installation, repair and maintenance. With operations throughout the United States, Canada, Latin America, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

Forward Looking Statements

This press release (and any oral statements regarding the subject matter of this press release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to Quanta’s expectations regarding the declaration, amount or timing of any future dividends, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, variations in Quanta’s financial condition, results of operations, profitability, cash flows, liquidity, current and expected capital requirements and reinvestment opportunities, requirements under Delaware law or other financial results that could impact future capital allocation initiatives, including decisions to pay, or the timing or amount of, any future dividends; market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2018 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.